EXHIBIT 21.1

Subsidiaries of Numerex Corp.

Subsidiaries of Numerex Corp.
Cellemetry, LLC
NextAlarm, LLC
Numerex Solutions, LLC
Omnilink Systems, Inc.
uBlip, Inc.

Subsidiaries of Cellemetry LLC
Uplink Security, LLC